MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors & Audit Committee:

BestGopher, Inc.

We consent to the use of our report dated January 10, 2023 with respect to the balance sheets of BestGopher, Inc. as of November 30, 2022 and the related statements of operations, changes in stockholders’ deficit and cash flows for the periods then ended, and the related notes (collectively referred to as “financial statements”).

Michael Gillespie & Associates, PLLC

Seattle, Washington

February 28, 2024

/S/ Michael Gillespie & Associates, PLLC